Exhibit 10.5

Macondray Capital Acquisition Corp. I
707 Menlo Ave, Suite 110

Menlo Park, CA 94025

June 30, 2021

Macondray, LLC
707 Menlo Ave, Suite 110

Menlo Park, CA 94025

Re: Administrative Services Agreement

Gentlemen:

This letter agreement by and between Macondray Capital Acquisition Corp. I (the “Company”) and Macondray, LLC (“Sponsor”), our sponsor, dated as of the date hereof, will confirm our agreement that, commencing on the date the securities of the Company are first listed on the New York Stock Exchange (the “Listing Date”), pursuant to a Registration Statement on Form S-1 and prospectus filed with the Securities and Exchange Commission (the “Registration Statement”) and continuing until the earlier of the consummation by the Company of an initial business combination or the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”):

(i)       Sponsor shall make available to the Company, at 707 Menlo Ave, Suite 110, Menlo Park, CA 94025 (or any successor location), certain office space, utilities and secretarial and administrative support as may be reasonably required by the Company. In exchange therefor, the Company shall pay Sponsor the sum of $5,000 per month on the Listing Date and continuing monthly thereafter until the Termination Date;

(ii)      Sponsor hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind as a result of, or arising out of, this letter agreement (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public stockholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”), and hereby irrevocably waives any Claim it may have in the future, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever; and

(iii)     To the fullest extent permitted by applicable law, the Company hereby agrees to indemnify, hold harmless and exonerate Sponsor and any of its affiliates (each, a “Sponsor Indemnitee”) from any and all costs, fees, expenses, judgments, liabilities, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such costs, fees, expenses, judgments, liabilities, fines, penalties and amounts paid in settlement) actually, and reasonably incurred by a Sponsor Indemnitee or on a Sponsor Indemnitee’s behalf in connection with any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding instituted by the Company or any third party in respect of any investment opportunities sourced by a Sponsor Indemnitee for the Company or any liability arising with respect to a Sponsor Indemnitee’s activities in connection with the affairs of the Company (in each case that are provided without a separate written agreement between the Company and such Sponsor Indemnitee); provided, that in no event shall a Sponsor Indemnitee be entitled to be indemnified or held harmless hereunder in respect of any costs, fees, expenses, judgments, liabilities, fines, penalties and amounts paid in settlement (if any) that Sponsor Indemnitee may incur by reason of such person’s own actual fraud or intentional misconduct; provided further, for the avoidance of doubt, that under no circumstance shall a Sponsor Indemnitee have a Claim to any monies or assets held in the Trust Account, and the Company shall not be permitted to procure monies or assets held in the Trust Account for the satisfaction of its obligations to any Sponsor Indemnitee in respect of the indemnification provided hereunder.

This letter agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

No party hereto may assign either this letter agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party, provided that Sponsor may assign this letter agreement to an affiliate without the prior written approval of the Company Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This letter agreement constitutes the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.

This letter agreement may be executed in one or more counterparts, each of which, including those executed via facsimile or electronic signature, shall for all purposes be deemed to be an original but all of which together shall constitute one and the same letter agreement.

[Signature Page Follows]

Very truly yours,

MACONDRAY CAPITAL ACQUISITION CORP. I

By:	/s/ R. Grady Burnett
Name:	Robert Grady Burnett
Title:	Co-Chief Executive Officer

AGREED TO AND ACCEPTED BY:

mACONDRAY, LLC

By:	/s/ R. Grady Burnett
Name:	Robert Grady Burnett
Title:	Managing Member

[Signature Page to Admin. Services Agreement]